PIONEER ELECTROGROUP CANADA INC. AND AL.

AMENDED AND RESTATED LETTER LOAN AGREEMENT DATED JUNE 28, 2013

The terms and conditions herein contained are to be held confidential and may not be shared with third parties unless otherwise agreed to by the Bank in writing or as required by any governmental authority, including the Securities Exchange Commission. This Letter Loan Agreement amends and restates without novation the Letter Loan Agreement dated June 28, 2011, as amended by the First Amending Agreement dated December 7, 2012 and the Amending Agreement No. 2 dated February 11, 2013 (collectively, the “Initial Letter Loan Agreement”)

DEFINED TERMS:	In this Letter Loan Agreement, certain terms used with the upper-case are defined in Schedule I hereto. Please refer to such Schedule I for the meaning of such terms. All amounts herein are in Canadian dollars unless expressly stated otherwise.

BORROWERS:	Pioneer Electrogroup Canada Inc. (“Electrogroup”) Pioneer Transformers Ltd. (“Transformers”) Bemag Transformer Inc. (“Bemag”). (Electrogroup, Transformers and Bemag collectively, the “Borrowers”)

LENDER:	Bank of Montreal (the “Bank”)

GUARANTORS:	The Borrowers, Pioneer Power Solutions, Inc. (“PPSI”) and any other present or future Canadian Subsidiaries of the Borrowers (collectively, the “Guarantors”)

CREDIT FACILITIES:	Facility A:	Revolving demand loan not exceeding CDN$10,000,000 or the Equivalent Amount in US$.

	Facility B:	5 year Term Loan up to the original amount of CDN$2,000,000 granted on or about June 28, 2011 and which has an outstanding balance of CDN$1,395,015 as of the date hereof.

	Facility C:	5 year Term Loan in the principal amount not exceeding CDN$10,000,000 granted on or about July 1st, 2011 and which has an outstanding balance of CDN$8,423,526 as of the date hereof, amortized as per the Maturity and Installments section.

	Facility D:	Corporate MasterCard credit facility with an aggregate credit limit of CDN$50,000 at any time or the Equivalent Amount in US$.

	Facility E:	Treasury Risk Management Line having an aggregate Risk Content not exceeding CDN$1,000,000.

(collectively, the “Facilities”; each a “Facility”).

PURPOSE:	Facility A:	To finance ongoing operating and working capital requirements.

	Facility B:	To refinance an existing term loan granted by the Bank to Transformers.

	Facility C:	To finance the acquisition, on or about July 1st, 2011, of all the issued and outstanding shares of Bemag (the “Bemag Transaction”), the acquisition, on or about July 1st, 2011, of certain assets of Vermont Transformers Inc. (the “Vermont Transaction”), the Bemag plant purchase and the Bemag plant expansion.

	Facility D:	To pay for and temporarily finance day-to-day business expenses.

	Facility E:	To assist the Borrowers in hedging their foreign exchange and interest rate exposure in the normal course of business. May not be used for speculation purposes.

The Borrowers shall use the proceeds of loans and other extensions of credit made available through the Facilities for legal and proper purposes as are consistent with all applicable laws and the terms of this Letter Loan Agreement, the whole to the extent permitted under or pursuant to this Letter Loan Agreement. The Facilities shall not be used for speculation or to finance hostile takeover bids.

AVAILABILITY:

FACILITY A: (subject to monthly Margin Requirement):

Available from time to time:

•              In CDN$:

-             By way of direct advances on the basis of the Canadian Rate through notes and/or overdraft in the CDN$ account of the Borrowers set up for such purpose.

-             By way of acceptance of BAs denominated in CDN$:

▪ minimum amount: CDN$500,000 and multiples of CDN$100,000 in excess thereof;

▪ term: 30 to 90 days, subject to availability;

All BAs are to be discounted by the Bank at the Discount Rate.

•              In US$:

-             By way of direct advances on the basis of the US Base Rate through notes and/or overdraft in the US$ account of the Borrowers set up for such purpose.

-             By way of direct advances at LIBOR:

▪ minimum amount of US$500,000 and multiples of US$100,000 in excess thereof;

▪ interest period: 1, 2 or 3 months, subject to availability.

▪ Commercial Letters of Credit and Guarantees to a maximum of USD$1,000,000, available in all major currencies then offered by the Bank as the issuing bank, with maximum term of 12 months.

FACILITY B:

Available from time to time in:

•              In CDN$:

-            By way of direct advances on the basis of the Canadian Rate through notes and/or overdraft in the CDN$ account of the Borrowers set up for such purpose.

-            By way of acceptance of BAs denominated in CDN$:

▪  minimum amount: CDN$500,000 and multiples of CDN$100,000 in excess thereof;

▪ term: 30 to 90 days, subject to availability;

All BAs are to be discounted by the Bank at the Discount Rate.

FACILITY C:

Available in one or more advances for a maximum period of 6 months starting as of the date of signature of this Letter Loan Agreement (“the Availability Period”). Following the expiry of such Availability Period, any amount then available under this Facility will be permanently cancelled.

Available from time to time:

•              In CDN$:

-             By way of direct advances on the basis of the Canadian Rate through notes and/or overdraft in the CDN$ account of the Borrowers set up for such purpose.

-              By way of acceptance of BAs denominated in CDN$:

▪  minimum amount: CDN$500,000 and multiples of CDN$100,000 in excess thereof;

▪  term: 30 to 90 days, subject to availability;

All BAs are to be discounted by the Bank at the Discount Rate.

•              In US$:

-             By way of direct advances on the basis of the US Base Rate through notes and/or overdraft in the US$ account of the Borrowers set up for such purpose.

-              By way of direct advances at LIBOR:

▪  minimum amount of US$500,000 and multiples of US$100,000 in excess thereof;

▪   interest period: 1, 2 or 3 months, subject to availability.

FACILITY D: Available through use of MasterCard cards issued from time to time by the Bank, at its discretion, in accordance with the terms and conditions of the MasterCard Card Agreement.

FACILITY E:

Available by way of FX Agreements and/or Interest Rate Agreements:

▪ maximum term of each FX Agreement: 364 days

▪ maximum term of each Interest Rate Agreement: 5 years.

The FX Agreements and Interest Rate Agreements outstanding from time to time are herein referred to collectively as the “Derivative Agreements”.

MARGIN REQUIREMENT:

Notwithstanding any other provision of this Letter Loan Agreement, the aggregate amount of the amount at any time outstanding under the Facility A           (including the aggregate undrawn amount of all outstanding Letters of Credit and Letters of Guarantee) and of all other obligations of the Borrowers in respect of any Letter of Credit and Letter of Guarantee shall not exceed the lesser of (A) CDN$10,000,000 or the Equivalent Amount in US$ and (B) the following Borrowing Base. For the purposes hereof, “Borrowing Base” shall mean the total of:

(A)          80% of the Bank's estimated worth of eligible accounts receivable (excluding Excluded Receivables) of the Obligors owing by debtors located in the United States of America and in Canada and in any other country as approved by the Bank in writing from time to time at its discretion; plus

(B)          the lesser of (i) CDN$5,000,000 and (ii) 50% of the Bank’s estimated worth of eligible inventory, (excluding Excluded Inventory) of the Obligors. Eligible inventory shall include work in progress supported by booked orders to a maximum of CDN$3,000,000; less

(C)          the Prior Claims

For the purposes hereof, “Excluded Receivables” shall mean accounts receivable which the Bank does not, according to its usual practice, consider as an eligible receivable, including without limitation, accounts over which the Bank does not have a first ranking Lien, accounts receivable owing by debtors located outside of Canada and the United States of America and in any other country as approved by the Bank in writing from time to time at its discretion, accounts receivable subject to set-off or compensation, accounts receivable owing by an affiliate, a shareholder, a director, an officer or an employee of any Obligor, accounts receivable which the Bank in good faith determines to be not of good quality or collectible in the ordinary course of business, accounts receivable subject to undue credit risk, accounts in dispute and accounts receivable which remain unpaid for more than 90 days from the date of invoice.

For the purposes hereof, “Excluded Inventory” shall mean inventory which the Bank, in accordance with its usual practice, does not consider as eligible inventory, including without limitation, (i) inventory over which the Bank does not have a first ranking Lien, (ii) 30-day goods, (iii) inventory located outside the premises of the Obligors (provided that the inventory located at leased premises, including the inventory located in the premises leased by Bemag in Minnesota from Pioneer Critical Power Inc., shall not be excluded once a satisfactory landlord waiver is obtained from the landlord), (iv) inventory located outside of Canada and the United States, in transit or otherwise not in possession of the Obligors, and (v) goods on consignment, spare parts and production supplies. Value of inventory shall be determined at the lesser of its cost and fair market value.

MATURITY AND INSTALLMENTS:	Facility A:	Repayable on demand.

Facility B:

Maturity date: July 31, 2016. Repayable by way of 20 consecutive quarterly installments on account of the principal (which installments started 3 months after the initial advance made under this Facility (June 28, 2011)), until July 31, 2016 as per the following repayment schedule:

➢ year 1 quarterly percentage of 3.00% of the outstanding advances made under this Facility;

➢ year 2 quarterly percentage of 3.50% of the outstanding advances made under this Facility;

➢ year 3 quarterly percentage of 4.00% of the outstanding advances made under this Facility;

➢ year 4 quarterly percentage of 4.50% of the outstanding advances made under this Facility;

➢ year 5 quarterly percentage of 5.00% of the outstanding advances made under this Facility

Bullet payment due at the maturity date: $400,000

Facility C:

Maturity date: July 31, 2016. Repayable by way of 16 consecutive quarterly installments on account of the principal (which installments started 15 months after the initial advance under this Facility (June 28, 2011)), until July 31, 2016 as per the following repayment schedule:

➢ year 1 quarterly percentage of 3.00% of the outstanding advances made under this Facility;

➢ year 2 quarterly percentage of 3.50% of the outstanding advances made under this Facility;

➢ year 3 quarterly percentage of 4.00% of the outstanding advances made under this Facility;

➢ year 4 quarterly percentage of 4.50% of the outstanding advances made under this Facility;

Bullet payment due at the maturity date: $4,000,000 (assuming full drawdown on the Facility)

	Facility D:	Repayable on demand. Minimum monthly payment as set forth in any MasterCard Agreement.

	Facility E:	Each Derivative Agreement shall have a term not exceeding the applicable maximum term provided above under the heading “Availability”. Each Derivative Agreement shall include the Bank’s standard early termination events. Without limiting the generality of the foregoing, each Derivative Agreement documented under an ISDA Master Agreement shall also stipulate that the termination of Facility E shall be an Early Termination Event (as defined in the ISDA Master Agreement) and the Affected Party (as defined in the ISDA Master Agreement) shall be the counter-party to the Bank in such contract. The Bank shall have the right to choose the payment measure and the payment method (as such terms are understood in the ISDA Master Agreement) in respect of such Early Termination Event. If at any time the aggregate Risk Content of all outstanding Derivative Agreements exceeds the maximum Risk Content, the Borrowers shall forthwith either cancel one or more Derivative Agreements or make a rate adjustment payment under one or more Derivative Agreements to reduce the aggregate Risk Content of all outstanding Derivative Agreements to less than the Maximum Risk Content.

ADDITIONAL MANDATORY REPAYMENTS FOR FACILITIES B AND C:

In addition to the required repayments for Facilities B and C mentioned above, the Borrowers covenant and agree that they shall remit to the Bank, to be applied towards repayment of the Facility B or the Facility C, at the Bank’s sole discretion, the following proceeds:

(i) 100% of the net proceeds of Asset Dispositions (other than sales of inventory in the ordinary course of business) to be paid within 2 Business Days of closing of disposition, subject to rights to replace Assets disposed.

(ii) 100% of the net cash proceeds from any debt issuance or equity issuance of the Borrowers to be paid within 2 Business Days of closing of such issuance;

(iii) 100% of the net cash proceeds from any insurance proceeds to be paid within 2 Business Days of receipt, unless such proceeds do not exceed CDN$250,000 per year and are reinvested by the Borrowers;

(iv) Any excess over the limit of the Facility B or Facility C outstanding under such Facility as a result of currency fluctuations.

PREPAYMENTS:	Facilities A and C:

-    Direct advances (including any overdraft) in CDN$ and US$ interest based on CDN Prime Rate and the US Base Rate respectively may be prepaid at any time and from time to time without penalty, subject to any applicable prior notice periods set out below in the section entitled “Notice Provisions”.

-    No direct advance in US$ bearing interest at LIBOR may be repaid prior to the expiry of its current interest period unless the Bank agrees to such prepayment and the Borrowers pay, concurrently with such prepayment, any breakage costs, as determined by the Bank in its sole discretion.

-    No BA may be prepaid prior to its maturity.

-    Any outstanding Letter of Credit or Letter of Guarantee may be cancelled upon receipt by the Bank of the original thereof (and any amendment thereto) and evidence satisfactory to the Bank that the beneficiary thereunder has consented to such cancellation (for Facility A only).

Facility B:

-    Direct advances (including any overdraft) in CDN$ may be prepaid at any time and from time to time without penalty, subject to any applicable prior notice periods set out below in the section entitled “Notice Provisions”.

-    No BA may be prepaid prior to its maturity.

	Facility D:	May be prepaid in whole or in part at any time and from time to time without prior notice or penalty.

	Facility E:	Not applicable.

NOTICE PROVISIONS:	Facility A:	- For direct advances: one (1) Business Day. - For BA: two (2) Business Days. - For LIBOR advances: three (3) Business Days. - For Letter of Credit and Letter of Guarantee: two (2) Business Days.

	Facility B:	- For direct advances: one (1) Business Day. - For BA: two (2) Business Days.

	Facility C:	- For direct advances: one (1) Business Day. - For BA: two (2) Business Days. - For LIBOR advances: three (3) Business Days.

	Facility D:	Not Applicable.

	Facility E:	- For Derivative Agreements: two (2) Business Days.

INTEREST RATES AND FEES:

Facility A interest rates and fees:

Outstanding advances under Facility A (including LIBOR advances) shall bear interest at the annual nominal percentage rates set forth in the applicable chart below in respect of each type of advance payable monthly in arrears. Acceptance of BA and issuance of Letters of Credit and Letters of Guarantee shall be subject to the acceptance (or stamping fee) and issuance fees set forth in the applicable chart below in respect of each type of advance payable monthly in arrears.

Facility A Fees:

Type of Advance	Rate
CDN$ Direct Advances at Canadian Rate	Canadian Rate + 0.50% per annum
US$ Direct Advances at US Base Rate	US Base Rate + 0.50% per annum
US$ Direct Advances at LIBOR	LIBOR + 2.00% per annum.
Acceptance of CDN$ BA	Acceptance fee of 2.00% per annum
Performance Letters of Credit	1.00% per annum. Minimum CDN$500
Financial Letters of Credit	2.00% per annum. Minimum CDN$500
Documentary Letters of Credit	Fees determined in accordance with the Bank’s fee schedule in effect from time to time

Facility B interest rate and fees:
Outstanding advances under Facility B shall bear interest at the Canadian Rate plus 1.00% per annum payable monthly in arrears. Acceptance of BA shall be subject to an acceptance fee of 2.25% per annum. A fixed rate option is available as per rates at loan drawdown or at reservation date.

Facility C interest rate and fees:

A)          If the ratio of Funded Debt to EBITDA is equal to or greater than 2.00:1.00: outstanding advances under Facility C (including LIBOR advances) shall bear interest at the annual nominal percentage rates set forth in the applicable chart below in respect of each type of advance payable monthly in arrears. Acceptance of BAs shall be subject to the acceptance (or stamping fee) set forth in the applicable chart below in respect of each type of advance payable monthly in arrears.

Facility C Fees:

Type of Advance	Rate
CDN$ Direct Advances at Canadian Rate	Canadian Rate + 1.25% per annum
US$ Direct Advances at US Base Rate	US Base Rate + 1.25% per annum
US$ Direct Advances at LIBOR	LIBOR + 2.50% per annum.
Acceptance of CDN$ BA	Acceptance fee of 2.50% per annum

B) If the ratio of Funded Debt to EBITDA is less than 2.00:1.00: outstanding advances under Facility C (including LIBOR advances) shall bear interest at the annual nominal percentage rates set forth in the applicable chart below in respect of each type of advance payable monthly in arrears. Acceptance of BAs shall be subject to the acceptance (or stamping fee) set forth in the applicable chart below in respect of each type of advance payable monthly in arrears.

Facility C Fees:

Type of Advance	Rate
CDN$ Direct Advances at Canadian Rate	Canadian Rate + 1.00% per annum
US$ Direct Advances at US Base Rate	US Base Rate + 1.00% per annum
US$ Direct Advances at LIBOR	LIBOR + 2.25% per annum.
Acceptance of CDN$ BA	Acceptance fee of 2.25% per annum

C)           In addition, the Borrowers shall pay to the Bank, on the last day of each month during the Availability Period, a Standby Fee calculated on a daily basis on the amount of the unused portion of the Facility C at the following rates: (i) if the ratio of Funded Debt to EBITDA is equal to or greater than 2.00:1.00 at the rate of 0.625% per annum and (ii) if the ratio of Funded Debt to EBITDA is less than 2:00:1:00, at the rate of 0.5625% per annum.

Such Standby Fee shall accrue from day to day and be calculated on the basis of a year of 365 (or in a leap year) days for the actual number of days elapsed. Under no circumstances shall any such Standby Fee be refundable, either in whole or in part, even if no advance is ever made under such Facility C.

Facility D interest rates and fees:

Facility D shall be subject to the interest rates and fees set from time to time in accordance with the relevant MasterCard Agreement and related agreements.

Facility E fees:

Facility E Derivative Agreements shall be subject to the fees determined from time to time by the Bank in respect of each Derivative Agreement.

Default Rate for all Facilities. Following the occurrence and continuance of an Event of Default, the Borrowers shall pay to the Bank on demand interest on such overdue principal, overdue interest and other overdue amount, from the date the amount is due until the date it is paid in full, at the Canadian Rate/US Base Rate increased by two percent (2%) per annum, compounded monthly.

FEES:

The Borrowers undertake to pay the following fees to the Bank:

•            all fees relating to banking operations and treasury management services will be standard unless confirmed otherwise by the Bank from time to time;

•            a yearly annual review fee of 10bps on the Facility A amount to be firstly paid upon signature of this Letter Loan Agreement.

INCREASED COSTS AND TAXES:	If due to any change in law, regulations, rules or orders that come into effect after the date of this Letter Loan Agreement or as a result of compliance with any guideline or requirement from any authority which is customary for the Bank to comply with, the Bank incur or will incur increased costs or a reduced return on capital in respect of any Facility, the Borrowers shall indemnify the Bank against such increased costs or reduced return. All payments in respect of any Facility shall be made free and clear of any present and future withholding or other taxes or other deductions.

DOCUMENTATION:	I. ALREADY OBTAINED

-	ISDA Master Agreement and other documentation for Facility E;
-	MasterCard Agreements with the Bank and other related agreements for Facility D;

-	A copy of the Share Purchase Agreement related to the Bemag Transaction for Facility C;

-	A copy of the Asset Purchase Agreement related to the Vermont Transaction for Facility C;

-	Environmental evaluation by a firm satisfactory to the Bank confirming satisfactory status of any immovable property;

II. TO BE OBTAINED

-	Certified copy of constating documents of each Obligor and PPSI including any certificate of amendment since the Initial Letter Loan Agreement;
-	Resolution of the Board of Directors of each Obligor and PPSI;
-	Any authorization required in connection with the transactions contemplated by this Letter Loan Agreement;
-	If necessary the Bank’ standard application and indemnity agreement for letters of credit, letters of guarantee or documentary letters credit for each Letter of Credit and Letter of Guarantee;
-	All security described in this Letter Loan Agreement under the heading “Security”;
-	Landlord waiver for the premises leased by Bemag in the United States (see 1.15 of Schedule IV) (to be obtained within 30 days following the date of signature of this Letter Loan Agreement);
-	Promissory notes of the Borrowers, as the Bank may request from time to time;
-	Updated personal movable property search reports with regard to any movable property registry (or any equivalent register in other jurisdictions where any security, mortgage or debenture is registered) in respect of each Obligor who is granting a security in favour of the Bank in all relevant jurisdictions;
-	Release and mainlevée or satisfactory priority agreements for all prior ranking Liens other than Permitted Encumbrances;
-	Updated certificates of insurance for each Borrower naming the Bank as first loss payee;
-	Opinion from legal counsel of the Obligors and PPSI pertaining to due authorization, execution, delivery and enforceability of the documents executed by such Obligors and PPSI pursuant to this Letter Loan Agreement or in respect of the Facilities; and
-	Such other documents as the Bank may reasonably require.

SECURITY:	All amounts owing from time to time under or pursuant to any of the Facilities shall be secured and shall continue to be secured at all times by the following Security Documents:

I.     EXISTING SECURITY

-     Deed of hypothec in the amount of $30,000,000 dated June 28, 2011 on the universality of all present and future immovable property and movable property of Electrogroup and Transformers but excluding the immovable property of Transformers located at 612 Bernard Road, Granby, Quebec (the “Granby Property”) registered at the RPMRR under number 11-0483207-0001;

-      Deed of hypothec in the amount of $30,000,000 dated July 5, 2011 on the universality of all present and future immovable property and movable property of Bemag including, without limitation, the immovable property of Bemag located at 33 Racine, Farnham, Quebec, registered at the RPMRR under number 11-0501603-0002 and at the Land Registry under number 19 235 094;

-     Security under section 427 of the Bank Act by the Borrowers registered on June 27, 2011 for Electrogroup and Transformers and on July 7, 2011 for Bemag as follows:

-    Transformers:   01265388

-    Electrogroup:    01265390

-    Bemag:               01265759

-      Movable hypothec and pledge by Electrogroup dated June 28, 2011 on all shares of Transformers and Bemag (following the amalgamation with 7834080 Canada Inc.) registered at the RPMRR under numbers 11-0483207-0002 and 11-0483207-0004;

-      General Security Agreement by Transformers dated June 28, 2011 registered in the Province of Ontario under number 20110628105080283082;

-      General Security Agreement by Bemag dated July 5, 2011 registered in the Province of British Columbia under number 232564G;

II.   ADDITIONAL SECURITY TO BE OBTAINED

-     Guaranty Agreement by PPSI;

-     New cross corporate guarantee by each Borrower for the debts and obligations of the other Borrowers;

-     Confirmation Agreement signed by each Borrower in relation to the existing security mentioned above.

Unless otherwise specifically indicated herein, all such security shall be first-ranking, subject only to Permitted Encumbrances.

REPRESENTATIONS & WARRANTIES:	Please see Schedule IV.

COVENANTS:	Without limiting the generality of the foregoing, the following covenants shall apply for as long as the Facilities or any amount thereunder remain outstanding:

Affirmative Covenants

Please see Schedule V.

Negative Covenants

Please see Schedule VI.

Financial Covenants

Electrogroup shall maintain at all times, on a consolidated basis, the following financial ratios to be calculated quarterly on the basis of the consolidated financial statements of Electrogroup:

(i)           Funded Debt to EBITDA on a trailing 12 months basis no greater than 2.75:1 at all times;

(ii)          Fixed Charge Coverage Ratio on a trailing twelve month basis equal to or greater than 1.25:1 at all times;

(iii)         Funded Debt to Capitalization not to exceed 60% at all times.

REPORTING REQUIREMENTS:

The Borrowers shall provide or cause to be provided to the Bank:

a)    no later than 20 days after the end of each month, an aged list of accounts receivable, accounts payable, Prior Claims and inventory of the Borrowers and such other information as the Bank may reasonably require for the purpose of establishing the Borrowing Base;

b)    unaudited quarterly financial statements of US Entities and the Borrowers, on a non-consolidated basis, no later than 45 days after the end of the first, second and third fiscal quarters;

c)    audited annual financial statements of Electrogroup on a consolidated and non-consolidated basis, no later than 120 days after the end of each fiscal year of Electrogroup, a copy of the non-consolidated balance sheet of the US Entities and the Borrowers as of the last day of the fiscal year then ended and the non-consolidated statements of income, retained earnings, and cash flows of the US Entities and the Borrowers for the fiscal year then ended;

d)    no later than 45 days after the end of the first, second and third quarter, and 120 days after the fiscal year end, a certificate signed by the senior financial officer of Electrogroup together with detailed calculations of any financial ratios which the Borrowers are required to maintain under or pursuant to this Letter Loan Agreement and such other information as the Bank may reasonably require from time to time;

e)    the annual business plan of Electrogroup (on a consolidated basis) including income statement, balance sheet and cash flow at least once a year at the time of the annual review; and

f)    all other documents, reports and information as the Bank may require from time to time.

For the purposes hereof, “US Entities” shall mean collectively PPSI, Jefferson Electric, Inc., Pioneer Critical Power, Inc. and any other Subsidiaries of PPSI which are not organized under the laws of Canada or a province or territory thereof as may be acquired by PPSI from time to time.

CONDITIONS PRECEDENT TO THE COMING INTO FORCE OF THIS LETTER LOAN AGREEMENT:

The effectiveness of the terms and conditions set forth in this Letter Loan Agreement will be conditional upon such conditions precedent being met to the satisfaction of the Bank including, without limitation, the following:

-    Satisfactory completion of a full due diligence review by the Bank covering, without limitation, the assets, the financial position, the corporate structure and organizational documents, material contracts, claims and lawsuits, environmental issues, and key management contracts of the Borrowers;

-   Execution and delivery to the Bank, in form and substance satisfactory to the Bank, of all documents provided for or referred to in this Letter Loan Agreement including under the headings “Documentation” and “Security”;

-   Confirmation that all conditions precedent for the facilities granted by the Bank of Montreal Chicago Branch to PPSI under or pursuant to the Credit Agreement dated June 28, 2013 entered into between the Bank and PPSI (the “US Credit Facilities”) have been met to the satisfaction of the Bank and its legal counsel;

-   Receipt by the Bank of a Borrowing Base Certificate and a Compliance Certificate in form and substance satisfactory to the Bank;

-   Receipt by the Bank of a certificate from an officer of the Borrowers confirming the representations and warranties made in this Letter Loan Agreement including that (i) no event has occurred which could reasonably be expected to have a Material Adverse Effect on the Borrowers and (ii) that there is no litigation, action or other legal proceeding pending or known to be threatened against the Borrowers which could reasonably be expected to have a Material Adverse Effect on the Borrowers;

-   Payment of all fees, costs and expenses which are for the account of the Borrowers, including all reasonable fees of Bank’s counsel;

-   No Event of Default;

-   Such other condition as the Bank may reasonably request.

EVENTS OF DEFAULT:	Without prejudice to the right of the Bank to demand payment, at any time, of amounts owing from time to time under any Facility which are stated to be payable on demand, the events described in Schedule VII shall constitute an Event of Default under this Letter Loan Agreement.

INDEMNIFICATION:	The Borrowers shall indemnify and hold the Bank harmless against any and all claims, damages, losses, liabilities and expenses incurred, suffered or sustained by the Bank by reason of or relating directly or indirectly to the Facilities save and except any such claim resulting from the intentional or gross fault of the Bank.

EXPENSES:	The Borrowers shall pay on demand to the Bank all legal and other direct out-of-pocket costs of the Bank, including without limitation, the cost of any appraisal, incurred from time to time with respect to its due diligence in connection with the Facilities and this Letter Loan Agreement, the preparation, negotiation, execution and, where applicable, registration of this Letter Loan Agreement and all other Loan Documents including the Security Documents, the interpretation and enforcement of said documentation, the whole whether or not any documentation is entered into or any advance is made to the Borrowers. All legal and other direct out-of-pocket expenses of the Bank in connection with any amendment or waiver related to the foregoing shall also be for the account of the Borrowers.

GOVERNING LAW:	The laws of the Province of Québec and the laws of Canada applicable therein shall apply subject to the right of the Bank to subject any security to the laws of the jurisdiction which the Bank deems most appropriate.

SUCCESSORS AND ASSIGNS:

This Letter Loan Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and assigns. Notwithstanding the foregoing, no Borrower shall have the right to assign any of its rights or obligations hereunder without the prior written consent of the Bank.

The Bank may disclose to potential or active assignees confidential information regarding any Borrower (including such information provided by any Borrower to the Bank) and the Bank shall not be liable for any such disclosure.

NO NOVATION:	This Letter Loan Agreement amends and restates, without novation, the Initial Letter Loan Agreement. The Letter Loan Agreement also replaces, without novation, the term sheet dated May 22, 2013 entered into between the Bank and the Obligors signed on May 30, 2013.

ACCOUNTS KEPT BY THE BANK	The Bank shall keep in its books accounts with respect to the Facilities and other amounts payable by the Borrowers under this Agreement. The Bank shall keep appropriate registers showing the amount of the indebtedness of the Borrowers in respect of each Facility and showing each payment or repayment of principal and interest made in respect thereof. Such registers shall constitute (in the absence of manifest error) prima facie evidence of their content against the Borrowers, the other Obligors and PPSI; provided that the obligation of the Borrowers the other Obligors and PPSI to pay or repay any indebtedness and liability in accordance with the terms and conditions of this Letter Loan Agreement and the other Loan Documents shall not be affected by the failure of the Bank to keep such registers. The Bank shall supply the Borrowers and the other Obligors, on demand, with copies of such registers.

AMENDMENTS AND WAIVER:	No amendment or waiver of any provision of this Letter Loan Agreement will be effective unless it is in writing and signed by the Bank and the Borrowers, on its own behalf and on behalf of each other Obligor and PPSI. No failure or delay on the part of the Bank in exercising any right or power hereunder shall operate as a waiver thereof.

WHOLE AGREEMENT:	This Letter Loan Agreement and the other Loan Documents constitute the whole and entire agreement between the parties in respect of the Facilities. There are no verbal agreements, undertakings or representations in connection with the Facilities.

BANK’S COUNSEL:	Borden Ladner Gervais LLP

INCONSISTENCY:	In case of any inconsistency between the provisions of this Letter Loan Agreement and those of any Security Documents, the provisions of this Letter Loan Agreement shall prevail to the extent of such inconsistency except to the extent it relates to the creation and enforcement of the security provided for in such Security Documents.

EXCHANGE OF INFORMATION:	The Bank may share any information pertaining to the Borrowers and the other Obligors with any other members of the BMO Financial Group (which includes the Bank and their Subsidiaries and Affiliates).

EXECUTION IN COUNTERPARTS	This Letter Loan Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

LANGUAGE CLAUSE:	The parties hereby confirm their express wish that this Letter Loan Agreement and all documents and agreements directly or indirectly related thereto, including notices, be drawn up in the English language. Notwithstanding such express wish, the parties agree that any of such documents, agreements and notices or any part thereof may be drawn up in the French language. Les parties reconnaissent leur volonté expresse que la présente convention de prêt ainsi que tous les documents et conventions qui s'y rattachent directement ou indirectement, y compris les avis, soient rédigés en langue anglaise. Nonobstant telle volonté expresse, les parties conviennent que n'importe quel desdits documents, conventions et avis ou toute partie de ceux-ci puissent être rédigés en langue française.

Remainder of page intentionally left blank.

Signature pages are the following page.

Yours truly,

BANK OF MONTREAL

By:	/s/ Martin Bazinet
(duly authorized)
Name: Martin Bazinet
Title: Director, Corporate Finance Division

Signature page

Amended and Restated Letter Loan Agreement

S-1

ACCEPTANCE

We hereby accept the foregoing terms and conditions.

Signed in Montreal, Quebec, this 28th day of June, 2013

BORROWERS

PIONEER ELECTROGROUP CANADA INC.,

By:	/s/ James A. Wilkins
(duly authorized)
Name: James A. Wilkins
Title: Vice-President

PIONEER TRANSFORMERS LTD.

By:	/s/ James A. Wilkins
(duly authorized)
Name: James A. Wilkins
Title: Vice-President

BEMAG TRANSFORMER INC.

By:	/s/ James A. Wilkins
(duly authorized)
Name: James A. Wilkins
Title: Vice-President

Signature page

Amended and Restated Letter Loan Agreement

S-2

The undersigned, acting as guarantor, hereby accepts the foregoing terms and conditions and agrees to be bound thereby.

Signed in New York, New York, this 28th day of June 2013

GUARANTOR

PIONEER POWER SOLUTIONS, INC.

By:	/s/ Andrew Minkow
(duly authorized)
Name: Andrew Minkow
Title: Chief Financial Officer

Signature page

Amended and Restated Letter Loan Agreement

S-3

SCHEDULE I

DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person (i) directly or indirectly controlling, (including all directors, officers and partners of such Person), controlled by, or under direct or indirect common control with, such Person or (ii) that directly or indirectly owns more than 10 % of any class of the voting securities or 10% of the participating shares of such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Assets” of a Person means all present and future, with respect property, rights and assets, real and personal, movable and immovable, tangible and intangible of such Person of wathever nature and wheresoever situated.

“Asset Disposition” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers, leases (as lessor) or otherwise disposes of any of its real or immovable property, movable property, plant, equipment or shares or units in the capital of any of its Subsidiaries or any of its other Assets.

“BA” means a bill of exchange or a depository bill as defined in the Depository Bills and Notes Act (Canada) drawn by a Borrower and accepted by the Bank in respect of which such Borrower becomes obligated to pay the face amount thereof to the holder (which may be a third party or the Bank) upon maturity, and includes a Discount Note. BAs shall be issued only in Canadian Dollars.

“Business Day” means any day other than a Saturday or Sunday or such other day on which banks are authorized or required to close in Toronto, Ontario or Montreal, Quebec; provided that, in respect of LIBOR Loans, “Business Day” also means any day other than a Saturday or Sunday or such other day on which transactions cannot be carried out by and between banks in London, England or New York, New York.

“Canadian Rate” means, at any time, the higher of (i) the Prime Rate and (ii) the annual rate of interest established by the Bank as its discount rate in accordance with its normal practice as at or about 10:00 a.m., Montreal time on such day in respect to BAs outstanding for thirty days accepted by the Bank, plus one percent per annum.

“Capitalization” means at any time the sum of Funded Debt and Shareholders’ Equity, calculated in accordance with GAAP.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) immovable or real property or movable or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Letter Loan Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“CDN$” means lawful money of Canada.

“CDOR Rate” means, on any day, the annual rate of interest which is the rate determined by the Bank as being the arithmetic average of the rates applicable to CDN$ BAs having identical issues and comparable maturity days as the BA for which such CDOR Rate is being determined, displayed and identified as such on the display referred to as the CDOR Page of Reuter Monitor Money Rate Services as at approximately 10:00 a.m. Toronto time on such day, the whole determined in accordance with the Bank’s usual practice.

“Contaminant” means any pollutants, dangerous or hazardous substances, liquid or solid waste, industrial waste, hauled liquid waste, toxic substances, hazardous wastes or materials or contaminants as defined or dealt with in any Environmental Law.

“Control” (including any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person (whether through ownership of securities or partnership or trust interests, by contract or otherwise); without limiting the generality of the foregoing (i) a person is deemed to Control a corporation if such person (or such person and its Affiliates) holds outstanding shares of the corporation carrying votes in sufficient number to elect a majority of the board of directors of the corporation, (ii) a person is deemed to Control a partnership if such person (or such person and its Affiliates) holds more than 50% in value of the equity of the partnership, (iii) a person is deemed to Control a trust if such person (or such person and its Affiliates) holds more than 50% in value of the beneficial interests in the trust, and (iv) a person that controls another person is deemed to Control any person controlled by that other person.

“Discount Rate” means with respect to a BA, the annual rate of interest which is the CDOR Rate determined by the Bank as its CDOR Rate for Bankers’ Acceptances outstanding for the period of such BAs on the date of issue of such BA.

“Disposition” means the sale, lease, conveyance or other disposition of Assets, other than (a) the sale or lease of inventory in the ordinary course of business, (b) the sale, transfer, lease or other disposition of Assets of an Obligor to another Obligor in the ordinary course of its business, and (c) the sale of obsolete or worn out equipment.

“Distribution” means the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrowers; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of capital stock of the Borrowers, directly or indirectly through a Subsidiary of the Obligors or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by the Borrowers to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrowers; the payment or distribution of any corporate management fees or other similar payments or distributions to any Borrower or any other Affiliate of the Borrowers.

“EBITDA” means, with respect to Electrogroup, on a consolidated basis for any given period, the net earnings of Electrogroup for such period (a) increased by, to the extent deducted in computing such net earnings (without duplication) for such period, net total interest expense, income tax expense (including deferred taxes), and depreciation and amortization expense; and (b) decreased by, to the extent added in computing such net earnings for such period, extraordinary, unusual or non-recurring gains or losses; all in accordance with GAAP. In the case of any entity or assets acquired by Electrogroup (the “Acquired Business”), the EBITDA shall be adjusted for such period by taking the EBITDA for such period, plus (a) the earnings before interest, taxes, depreciation and amortization (including, but not limited to, the amortization of any employee stock option (or similar) compensation plan) of any Acquired Business acquired by Electrogroup during such period (calculated as if such acquisition and the assumption or incurrence of Indebtedness occurred on the first day of such period) calculated in a manner satisfactory to the Bank, minus (b) the positive EBITDA of any Persons or assets which are the subject of a Disposition consummated during such period as if such Disposition occurred on the first day of such period.

“Environmental Activity” means any activity, event or circumstances in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its release, escape, leaching, dispersal or migration into the natural environment, including the movement through or in the air, land surface or subsurface strata, surface water or groundwater.

“Environmental Laws” means any and all applicable laws, codes, standards, requirements, policies, guidelines, approvals, notices, permits or directives relating to pollution or protection of human health and safety or the environment or any Environmental Activity.

“Equivalent Amount” means, on any date, the amount in CDN$ or US$, as the case may be, which would be obtained on the conversion of an amount in US$ or any other currency to CDN$ or an amount in CDN$ or any other currency into US$, respectively, at the Bank of Canada noon spot rate for the purchase of US$ or such other currency with CDN$ or for the purchase of CDN$ or such other currency with US$, respectively, as quoted or published or otherwise made available by the Bank of Canada on such date.

“Event of Default” means any of the events of default described in Schedule VII hereunder.

“Fixed Charge Coverage Ratio” means, at any time in respect of any period, the ratio of (a) EBITDA for such period less cash taxes, Distributions and unfinanced capital expenditures to (b) the aggregate of Electrogroup’s consolidated payments of principal on long term debt made during such period, plus the total interest expense for such period.

“Funded Debt” means, at any time, with respect to Electrogroup, on a consolidated basis, without duplication, the sum of all Interest Bearing Debt (including corporate guarantees in respect of interest bearing debt of a third party). For the purposes set forth herein, “Interest Bearing Debt” of the Borrowers shall be: (i) obligations of Electrogroup for borrowed money in respect of which the principal bears interest; (ii) indemnity or reimbursement obligations to financial institutions who issued letters of credit or letters of guarantee on behalf of Electrogroup; (iii) obligations representing the deferred purchase price of property or services acquired by Electrogroup, other than trade accounts payable by the Borrowers arising in the ordinary course of business, (iv) obligations of Electrogroup under bankers’ acceptances, depository bills or depository notes (as these latter two expressions are defined in the DBNA), (v) Capital Lease Obligations of Electrogroup; (vi) obligations of Electrogroup evidenced by bonds, debentures or promissory notes; (vii) Risk Content; and (viii) the maximum fixed redemption or repurchase price of redeemable units, stock or interests of Electrogroup which are redeemable at the option of the holder thereof, are redeemable at a fixed date or are redeemable during fixed intervals, in each case, prior to the maturity of the Facilities, in each case all as is required to be disclosed in the financial statements or notes thereto of Electrogroup, on a consolidated basis, in accordance with GAAP.

“FX Agreement” means any forward contract or similar agreement or arrangement designed to protect against or mitigate the effect of fluctuations in foreign exchange rates which the Bank may authorize the Borrowers to enter into from time to time.

“GAAP” means generally accepted accounting principles in Canada or the United States in effect from time to time, applied in a consistent manner from period to period.

“Indebtedness” means the indebtedness of any Obligor and includes, without duplication (in each case, whether such obligation is with full or limited recourse):

a)	any obligation of such Obligor for borrowed money;

b)	any obligation of such Obligor evidenced by a bond, debenture, note or other similar instrument;

c)	any obligation of such Obligor to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business;

d)	any obligation of such Obligor as lessee under any capital lease;

e)	any obligation of such Obligor to reimburse any other person in respect of amounts drawn or drawable under any letter of credit or other guarantee or under any bankers’ or trade acceptance issued or accepted by such other person, whether contingent or non-contingent;

f)	all obligations of such Obligor to purchase, redeem, retire, decrease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Obligor or any other person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference plus accrued and unpaid dividends;

g)	any obligation of such Obligor to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property;

h)	any Indebtedness of others secured by a Lien on any asset of such Obligor;

i)	any Indebtedness of others guaranteed by such Obligor; and

j)	all obligations and liabilities of such Obligor in respect of “Specified Transactions” (as such term is defined in the 1992 Multicurrency – Cross Border Master Agreement published by the International Swaps and Derivatives Association, Inc.).

“Interest Rate Agreement” means any swap agreement, cap agreement, collar agreement or similar agreement or arrangement designed to protect against or mitigate the effect of fluctuations in interest rates which the Bank authorizes the Borrowers to enter into from time to time.

“ISDA Master Agreement” means the applicable standard Master Agreement of the International Swap Dealers Association Inc. in effect from time to time and includes all its schedules, credit support annexes and all confirmations documented pursuant thereto.

“Letter Loan Agreement” means the letter loan agreement executed by the Bank on June 28, 2011 and accepted by the obligors signatory thereto on June 28, 2011, as amended from time to time and as amended and restated by the Letter Loan Agreement dated June 28, 2013 together with all schedules hereof, as amended, replaced or otherwise modified from time to time.

“LIBOR” means, with respect to a libor loan during the relevant interest period for such libor loan, the rate per annum (expressed on the basis of a 360-day year) determined by the Bank as being the rate shown on Telerate page 3750 (as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time) as of 11:00 a.m. (London, England time), two business interest days prior to the first day of such interest period, for US$ deposits for a period comparable to such interest period, and if different rates are quoted for US$ deposits in varying amounts, in an amount which is closest to such libor loan. If Telerate rates are unavailable for any reason, the Bank may, in its discretion, use an alternate source to determine LIBOR.

“Lien” means a mortgage, hypothec, legal hypothec, prior claim, pledge, lien, charge or encumbrance, whether fixed or floating, in any property, whether immovable or real, movable or personal, or mixed, tangible or intangible or a pledge for hypothecation thereof or trust or presumed or deemed trust or any other mechanisms of right benefiting the holder thereof or any conditional sale agreement or other title retention agreement or equipment trust relating thereto or any lease relating to property which would be required to be accounted for as a capital lease on the balance sheet.

“Loan Documents” means, collectively, this Letter Loan Agreement, the Security Documents and all other documents, instruments and agreements executed and delivered by any Obligor and PPSI in connection directly or indirectly with this Letter Loan Agreement, the Facilities or otherwise referred to or contemplated under or by this Letter Loan Agreement or any such documents, instruments or agreements.

“MasterCard Agreement” means the MasterCard Agreement to be entered into between the Bank and the Borrowers together with all schedules hereof, as amended, replaced, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse change in or effect on, either individually or in the aggregate, the business, assets, liabilities, financial positions or operating results of the Obligors taken as a whole or which adversely affects or could reasonably be expected to adversely affect the ability of any Obligor to perform any of its obligations under or pursuant to the Facilities and this Letter Loan Agreement or the other Loan Documents in accordance with their respective terms or the validity or enforceability of any of the Loan Documents.

“Obligors” means collectively the Borrowers and the Guarantors except for PPSI and “Obligor” means either one of them.

“Permitted Encumbrances” means, as at any time, any one or more of the following:

a)	reservations in any original grants from the Crown of any land or interest therein, statutory exceptions to title and reservations of mineral rights (including coal, oil and natural gas) in any grants from the Crown or from any other predecessors in title;

b)	servitudes or easements of rights of way for purposes of public utility, or for encroachments, rights of view or otherwise, including, without in any way limiting the generality of the foregoing, the sewers, drains, gas and water mains, steam transport, electric light and power or telephone and telegraph conduits, poles and cables, pipelines or zoning restrictions affecting the use of the immovable or real properties of an Obligor which will not materially or adversely impair the use for which any one of the immovable or real properties of such Obligor is intended nor substantially diminish any Liens thereon;

c)	any Lien for taxes, assessments or other governmental charges or levies not yet due or, if due, the validity of which is being contested diligently and in good faith by or on behalf of an Obligor by proper legal proceedings, provided the action to enforce the same has not proceeded to final non-appealable judgment and adequate provision has been made for the payment thereof in accordance with GAAP and in a manner acceptable to the Bank;

d)	any Lien of any judgment rendered or claim filed against an Obligor, which such Obligor or others on its behalf shall be contesting diligently and in good faith by proper legal proceedings, provided the action to enforce the same has not proceeded to final non-appealable judgment and adequate provision has been made for the payment thereof in accordance with GAAP and in a manner acceptable to the Bank;

e)	any Lien of any craftsman, workman, builder, contractor, supplier of materials, architect, engineer or subcontractor or any other similar Lien related to the construction or the renovation of any property, provided that such Lien secures an obligation of an Obligor whose term has not expired or that such Obligor is not in default to perform same, or if its term has expired or such Obligor is in default to perform same, provided that such Obligor commences action within a delay of less than fifteen (15) days of its registration or publication to cause its cancellation or radiation unless the validity of such Lien is being contested diligently and in good faith by or on behalf of such Obligor by proper legal proceedings, provided the action to enforce the same has not proceeded to final non-appealable judgment and adequate provision has been made for the payment thereof in accordance with GAAP and in a manner acceptable to the Bank;

f)	minor title defects;

g)	the pledges or deposits of cash or securities made pursuant to applicable laws relating to workmen's compensation or similar applicable laws, or deposits of cash made in good faith in connection with offers, tenders, leases or contracts (excluding, however, the borrowing of money or the repayment of money borrowed) and deposits of cash or securities in order to secure appeal bonds or bonds required in respect of judicial proceedings;

h)	undetermined or inchoate Liens, arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable law or of which written notice has not been duly given in accordance with applicable law or which, although filed or registered, relate to obligations not due or delinquent;

i)	the rights reserved to or vested in governmental authorities by statutory provisions or by the terms of leases, licences, franchises, grants or permits, which affect any land, to terminate any such leases, licences, franchises, grants or permits or to require annual or other payments as a condition to the continuance thereof;

j)	securities to public utilities or governmental authorities when required by the utility or governmental authority in connection with the supply of services or utilities to an Obligor in the operation of its business, and securities granted as part of any refundings or renewals thereof provided the security is restricted to the same collateral;

k)	any Purchase Money Mortgage, and any Lien granted as part of any refunding or renewal of the outstanding amount secured by such a Purchase Money Mortgage provided such Lien is restricted to the same collateral and the obligations of any Obligor under such Purchase Money Mortgage are permitted under this Agreement;

l)	any conditional sales agreement, reservation of ownership, right resulting from a lease, right of ownership of the lessor or other title retention agreement (including any capital lease) with respect to assets of an Obligor acquired after the date of this Agreement provided the obligations of any Obligor under such conditional sales agreement, reservation of ownership, right resulting from a lease, right of ownership of the lessor or other title retention agreement are permitted under this Agreement;

m)	Liens for the benefit of the Bank; and

n)	the Liens described in Schedule III, if any.

“Person” means any individual, corporation, company, partnership, association, trust or joint venture.

“Prime Rate” means the variable annual rate of interest established by the Bank from time to time as the reference rate of interest it will use at such time to determine interest rates for loans in CDN$ to its Canadian commercial borrowers in Canada and designated as its Prime Rate.

“Prior Claims” means any amount secured by a Lien ranking senior to the security for the benefit of the Bank with respect to accounts receivable and/or inventory of the Obligors, and all current and past due amounts owed to the various governments by the Obligors, including, without limitation, Federal and Provincial income taxes, deductions at source, G.S.T., P.S.T., Q.S.T. and any other amount to the extent that it is considered as prior claim or as a deemed trust or as a super priority in favour of the various governments or governmental authorities or the payment of which would rank prior to the payment of debts and liabilities of the Obligors under or pursuant to the Facilities or the Loan Documents;

“Purchase Money Mortgage” means:

a)	any Lien created, issued or assumed after the date of this Letter Loan Agreement to secure Indebtedness not in excess of the value of the underlying property granted as security as a part of, or issued or incurred to provide funds to pay, the purchase price of any real or immovable property or personal or movable property, provided that such Lien is limited to the property so acquired and is created, issued or assumed substantially concurrently with the acquisition of such property; and

b)	any renewal, refunding or extension of any such Lien securing Indebtedness in a principal amount not in excess of the unpaid principal amount of the Indebtedness secured thereby immediately prior to such renewal, refunding or extension.

“Release” means discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning.

“Risk Content” means, in respect of any Derivative Agreement, the amount determined from time to time by the Bank in accordance with its usual practice as being the risk content of such Derivative Agreement.

“Security Documents” means the collective reference to all present and future documents, agreements and instruments pursuant to which an Obligor grants a Lien to or for the benefit of the Bank, alone or together with any other person or persons, in any of its assets securing all or part of the obligations of the Borrowers under or pursuant to the Facilities and this Letter Loan Agreement or any other Loan Documents.

“Shareholders' Equity” means, on any date, the sum of all issued and fully paid capital stock of Electrogroup, at par or stated value, paid-in capital, contributed surplus, retained earnings and unrealized foreign currency adjustment, all determined on a consolidated basis as of such date in accordance with GAAP.

“Subsidiary” or “Subsidiaries” means a Person that is under the control of another Person.

“US Base Rate” means the variable annual rate of interest established by the Bank from time to time as the reference rate of interest it will use at such time to determine interest rates for loans in US$ to its Canadian commercial borrowers in Canada and designated as its US Base Rate.

“US$” means lawful money for the time being of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America which is customarily used in the settlement of international banking transaction on that day.

SCHEDULE II

CERTIFICATE OF COMPLIANCE

Date: ____________________

To:	BANK OF MONTREAL

Dear Sirs:

I, ___________________________________, the ____________________________ of Pioneer Electrogroup Canada Inc., hereby certify, pursuant to the Letter Loan Agreement dated as of June 28, 2013 among Pioneer Electrogroup Canada Inc., Pioneer Transformers Ltd. and Bemag Transformer Inc., as Borrowers, and Bank of Montreal, as lender (as in effect on the date hereof, the “Letter Loan Agreement”, terms defined therein that are not otherwise defined herein are used herein with the meanings therein ascribed to them), that:

1.	I am familiar with and have examined the provisions of the Letter Loan Agreement and I have made all appropriate investigations of the records of Pioneer Electrogroup Canada Inc. and any Subsidiary of Pioneer Electrogroup Canada Inc. and I have asked all questions to the other executives and officers of each such party as I have deemed necessary or useful to allow me to give this certificate knowledgeably.

2.	[(a)] the accompanying [unaudited] Consolidated financial statements of Pioneer Electrogroup Canada Inc. as at __________ and for the [fiscal year] [quarterly accounting period] ended __________________, ______, are complete and correct and present fairly, in accordance with GAAP, the Consolidated financial position of Pioneer Electrogroup Canada Inc. and the Consolidated statements of income, retained earnings and cash flows for such [fiscal year] [quarterly period, and for the elapsed portion of the fiscal year ended with the last day of such quarterly period], in each case on the basis presented [and subject only to normal year-end auditing adjustments].

(b)  [Except as disclosed or reflected in such financial statements, as at _____________,] neither Pioneer Electrogroup Canada Inc. nor any Subsidiary of Pioneer Electrogroup Canada Inc. had any liability, contingent or otherwise, or any unrealized or anticipated loss, that, singly or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

3.	Attached hereto as Appendix A are the calculations required to establish whether or not Pioneer Electrogroup Canada Inc. was in compliance with the section “Financial Covenants” of the Letter Loan Agreement as at _______________________.

4.	Based on an examination sufficient to enable me to make an informed statement, there exists no Event of Default, except the following:

[If none exist, insert “None”; if any do exist, specify the same by Section, give the date the same occurred, whether it is continuing, and the steps being taken, as applicable, with respect thereto.]

5.	None of the Borrowers or any Subsidiary of the Borrowers has any outstanding Indebtedness other than Indebtedness owed to the Bank.

APPENDIX A

TO CERTIFICATE OF COMPLIANCE

[Insert detailed calculations of financial ratios]

SCHEDULE III

OTHER APPROVED LIENS

1.	Movable Hypothec in the amount of $6,000,000 granted by Transformers in favour of Trisura Guarantee Insurance Company and registered at the Register of Personal and Movable Real Rights (the “RPMRR”) under number 10-0874491-0001 provided that such hypothec be subject to a satisfactory priority agreement in favour of the Bank;

2.	Rights under a lease between BNP Paribas (Canada), as lessor, and Les Transformateurs Pioneer Ltée, as lessee, registered at the RPMRR under number 10-0199170-0008;

3.	Rights under a lease between Complexe de l’Auto Park Avenue Inc., as lessor, and Les Transformateurs Pioneers Ltee, as lessee, registered at the RPMRR under number 10-0396555-0019;

4.	Rights under a lease between Praxair Canada Inc., as lessor, and Pioneer Transformers Ltd., as lessee, registered at the RPMRR under number 12-0849916-0009;

5.	Rights under a lease between Complexe de l’Auto Park Avenue Inc., as lessor, and Les Transformateurs Pioneer Ltee, as lessee, registered at the RPMRR under number 13-0265687-0009;

6.	Rights under a lease between Complexe de l’Auto Park Avenue Inc., as lessor, and Les Transformateurs Pioneer Ltee, as lessee, registered at the RPMRR under number 13-0466477-0025;

7.	Rights under a lease between Xerox Canada Ltd., as lessor, and Pioneer Transformers Ltd., as lessee, registered at the RPMRR under number 13-0205287-0016;

8.	Security interest on equipment registered at the Personal Property Security Act under registration numbers 20080723 1008 1462 8047 and 20110922 1702 1462 6020 in favour of Xerox Canada Ltd.

Remainder of page intentionally left blank.

Schedule IV is the following page.

SCHEDULE IV

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Bank, acknowledging and confirming that the Bank is relying thereon in entering into this agreement and providing the Facilities hereunder, that:

1.1	each Obligor and PPSI is a corporation duly incorporated and organized and validly existing and in good standing (to the extent it is applicable) under the laws of its jurisdiction of incorporation; each Obligor and PPSI has the corporate power and authority and all governmental licences, permits, authorizations, consents, registrations and approvals required to enter into and perform its obligations hereunder and under all Loan Documents to which it is a party;

1.2	the execution, delivery and performance by each Obligor and PPSI of this Letter Loan Agreement and the Loan Documents to which it is a party (i) have been duly authorized by all necessary corporate action, (ii) do not contravene any provision of its articles of incorporation, its by-laws, any unanimous agreement of all its shareholders or any law or regulation, (iii) will not constitute, or result in a breach of, or a default under, or be in conflict with, any deed, indenture, mortgage, franchise, licence, judgment, agreement or instrument to which it is a party or by which it is bound, and (iv) will not result in any security interest, charge or other encumbrance on any of its property or assets in favour of any Person other than the Bank;

1.3	no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by each Obligor and PPSI of this Letter Loan Agreement and the Loan Documents to which it is a party, except for such authorizations, approvals or other actions, notices or filings as have been validly obtained, given or filed or the failure to obtain could not reasonably be expected to have a Material Adverse Effect;

1.4	this Letter Loan Agreement is, and each of the Loan Documents to which each Obligor and PPSI is a party when executed will be, the legal, valid and binding obligation of such Obligor and PPSI, enforceable against such Obligor and PPSI in accordance with their respective terms, except to the extent such enforcement may be restricted by any applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally and subject to the discretion of a court in regard to the remedy of specific performance or other discretionary or equitable remedies;

1.5	there is no litigation, action or other legal proceeding pending or known to be threatened against any Obligor and PPSI which could reasonably be expected to have a Material Adverse Effect on such Obligor and PPSI;

1.6	each Obligor and PPSI is not in default under this Letter Loan Agreement or any Loan Document to which it is a party nor has it done, or omitted to do, anything which, with the giving of notice or the passage of time, or both, would constitute an Event of Default which has not been waived or cured; no Obligor nor PPSI is in default under any other agreement to which such Obligor and PPSI is a party or by which it is bound which could reasonably be expected to have a Material Adverse Effect;

1.7	no Obligor maintains a bank account with any financial institution other than the Bank.

1.8	the financial year end of the Obligors is December 31.

1.9	there are no outstanding judgments, writs of execution or injunctions against each Obligor or any of its property or assets;

1.10	each Obligor is the owner of, and has good and marketable title to, all its assets and the same are free and clear of all Liens, except for Permitted Encumbrances;

1.11	a policy of insurance or policies of insurance in compliance with the requirements of Schedule V are in effect;

1.12	each Obligor is not in violation of any applicable laws, regulations, rules, orders and decrees, including Environmental Laws, which violation could reasonably be expected have a Material Adverse Effect on such Obligor ;

1.13	to the actual knowledge of the Borrowers, (a) the Assets of the Borrowers do not contain and have not previously contained any Contaminant in amounts or concentrations which currently constitute a violation of, or could give rise to liability under, Environmental Laws, (b) there is no contamination at or under any such Assets and no operations which have been or are being conducted in connection therewith in violation of Environmental Laws or which could interfere with the continued operation of such Assets or impair the fair market value thereof, (c) no Borrower has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws, nor do the Borrowers have knowledge or reason to believe that any such notice will be received or is threatened, (d) no Contaminants have been generated, treated, stored or disposed of at, on or under any of such Assets in violation of, or in a manner which could give rise to a liability under, any Environmental Laws, and (e) there has been no Release of Contaminants at or from such Assets in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

1.14	each Obligor has filed all tax returns which are required to be filed and has paid all its taxes, interest and penalties, if any, which have become due pursuant to such returns or pursuant to any assessment received by it without subrogation and adequate provision for payment has been made for such taxes not yet due, except any such payment which it is contesting in good faith by appropriate proceedings or where such filing or payment could not reasonably be expected to have a Material Adverse Effect;

1.15	the head office/domicile of each Obligor and PPSI is located at the following addresses:

➢	Pioneer Electrogroup Canada Inc.: 612 Bernard Road, Granby, QC, J2J 0H6

➢	Pioneer Transformers Ltd.: 612 Bernard Road, Granby, QC, J2J 0H6

➢	Bemag Transformer Inc.: 33 Racine Street, Farnham, QC, J2N 3A3

➢	Pioneer Power Solutions Inc.: 400 Kelby Street, 9th Floor, Fort Lee, NJ 07024

and each Obligor and PPSI have no offices, nor Assets located elsewhere, except for the following addresses:

➢	Pioneer Transformers Ltd.: 2600 Skymark Avenue, Building 5, #102, Mississauga, Ontario L4W 5E7

➢	Bemag Transformers Inc. : 114-3060 Norland Avenue, Burnaby, B.C., V5B 3A6

➢	Bemag Transformers Inc. : 9210 Wyoming Avenue North, Suite 250, Minneapolis, MN 55445

1.16	no event has occurred which could reasonably be expected to have a Material Adverse Effect, which has not been fully disclosed to the Bank; there is no fact known to each Obligor which could reasonably be expected to have a Material Adverse Effect which has not been fully disclosed to the Bank;

1.17	all Facilities will only be used by the Borrowers for their general corporate purposes only and as provided in the Letter Loan Agreement;

1.18	the corporate structure of the Borrowers is set forth in Schedule VIII.

1.19	each Obligor and PPSI are solvent, able to pay their debts as they become due, and have sufficient capital to carry on its business;

1.20	all information provided by the Borrowers to the Bank in respect of the Borrowers is true and accurate in all material respects and the said information contains no material misstatement of fact nor does it omit a material fact which is necessary to make such information not misleading.

Survival of Representations and Warranties

The representations and warranties herein set forth or contained in any certificates or documents delivered to the Bank pursuant hereto shall not be prejudiced by and shall survive any accommodation hereunder and shall continue in full force and effect until the full payment and performance of all obligations of the Borrowers hereunder or pursuant hereto. The representations and warranties in this Schedule shall be deemed to be made by the Borrowers on each date of an advance made under any Facility.

Remainder of page intentionally left blank.

Schedule V is the following page.

SCHEDULE V

AFFIRMATIVE COVENANTS

Each Borrower shall:

1.1	duly and punctually pay all sums of money due and payable by it under or pursuant to this Letter Loan Agreement and any other Loan Documents at the times and places, in the currencies and in the manner specified therein and punctually perform and observe all other obligations on its part to be performed or observed hereunder or thereunder at the times and in the manner provided for herein or therein;

1.2	preserve and maintain its corporate existence and all of its franchises, licenses, rights, privileges, consents and approvals;

1.3	conduct its business in a proper and efficient manner in accordance with normal industry standards, keep proper books, records and accounts in accordance with GAAP, preserve, protect and obtain all intellectual property, preserve and maintain in good repair, working order and condition all other properties used or useful in the conduct of its business, and obtain and maintain all material licenses, permits and regulatory approvals required for the operation of its business;

1.4	comply in all material respects with all applicable laws including but not limited to all Environmental Laws;

1.5	promptly pay and discharge, when due, all its taxes, indebtedness and other liabilities including payment of any rents;

1.6	insure and keep insured its property, assets and business for its full insurable value and maintain business interruption and civil liability (including product and environmental liability) insurance for such coverages and amounts as are acceptable to the Bank;

1.7	give written notice to the Bank of any Event of Default, the commencement of any action, suit or proceeding involving any Borrower which would have a Material Adverse Effect on such Borrower, or the registration of any Lien whether or not such Lien is a Permitted Encumbrance, which is material or the occurrence of any event or circumstance which has or which is likely create an Event of Default;

1.8	permit representatives of the Bank, upon reasonable notice and during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties or assets including those subject to a Lien in favour of the Bank, and to discuss its business and affairs with its officers and auditors;

1.9	maintain all bank accounts of the Borrowers and each other Obligor at a branch of the Bank and deposit in such bank accounts all proceeds of all accounts receivable of the Obligors, the whole in consideration of the Bank authorizing the Borrowers and each other Obligor to collect for the time being their respective accounts receivable;

1.10	furnish to the Bank such information respecting its condition or operations, financial or otherwise, as the Bank or its legal counsel may from time to time reasonably request;

1.11	ensure at all times that the present and future obligation of the Borrowers are fully secured by valid and enforceable first ranking perfected and opposable Lien for the benefit of the Bank on all of its immovable and movable assets and do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered all such additional and future acts, deeds, instruments and assurances as are necessary to comply with this Letter Loan Agreement;

Remainder of page intentionally left blank.

Schedule VI is the following page.

SCHEDULE VI

NEGATIVE COVENANTS

The Borrowers shall not without the prior consent of the Bank:

1.1	directly or indirectly at any time assume, create, incur or suffer to exist any Lien, upon any of their property and assets, present and future (including its accounts receivables), other than Permitted Encumbrances;

1.2	sell any of their receivables;

1.3	cease their business and materially change the nature of their business;

1.4	create, incur, assume or suffer to exist any Indebtedness other than the Indebtedness in favour of the Bank or Indebtedness consisting of Permitted Encumbrances;

1.5	provide any financial assistance (by way of loan, guarantee or otherwise) to any of their shareholders, officers, employees, related companies, commercial entities or any other Person in excess of an aggregate amount of CDN$5,000,000;

1.6	enter into any merger or consolidation or amalgamation except between Obligors;

1.7	liquidate, wind up or dissolve itself;

1.8	make any significant change to their corporate structure set forth in Schedule VIII (including, without limitation, any change in its shareholders or structure of shares);

1.9	make any investments in or acquisitions of any majority portion of capital stock or securities of, or other ownership interests in, any Person or to acquire all or substantially all of an enterprise of a Person for an amount exceeding CDN$5,000,000 in the aggregate at any one time outstanding;

1.10	change their fiscal year;

1.11	make or pay any Distributions for an amount exceeding 50% of the Borrowers’ net income for the prior fiscal year on a consolidated basis (non cumulative).

SCHEDULE VII

EVENTS OF DEFAULT

1.	Events of Default

Each of the following events shall, without detracting from the Bank’s right to demand payment of the Facilities stated to be payable on demand at any time, constitute an Event of Default under this Letter Loan Agreement:

1.1	the Borrowers default in the payment of any principal, interest, fees or other payment on the Facilities or in the payment of any amount owing under or pursuant to this Letter Loan Agreement or any of the Loan Documents when the same becomes due and payable, whether at maturity or by acceleration or otherwise; or

1.2	the breach or failure by the Borrowers to observe or perform any of their covenants under this Letter Loan Agreement (other than those referred to in paragraph 1.1) or under any other Loan Documents and such default remains unremedied for a period of five (5) Business Days after the Borrowers receive written notice of such default or failure from the Bank; or

1.3	any Borrower defaults in the payment of any other Indebtedness owed to the Bank for more than five (5) Business Days after the same becomes due and payable; or

1.4	any representation or warranty made in writing by the Borrowers in this Letter Loan Agreement, in the Loan Documents or in any other writing furnished in connection with the transaction contemplated herein proves to have been false or incorrect in any material respect on the date as of which it is made; or

1.5	any Borrower is in default (as principal or as guarantor or other surety) under any agreement providing for the borrowing of money or the lease of premises or under any capital lease, other than under this Letter Loan Agreement or the Loan Documents, beyond any period of grace; or

1.6	any Obligor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing (vi) ceased its operations; or

1.7	a court or governmental authority of competent jurisdiction enters an order appointing, without consent by any Obligor, a custodian, receiver, trustee or other officer with similar powers with respect to such Obligor or with respect to any substantial part of the property of such Obligor, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor, or any such petition shall be filed against such Obligor; or

1.8	a final judgment or judgments for the payment of money aggregating in excess of CDN$200,000 are rendered against any Obligor, and which judgments are not, within thirty (30) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; or

1.9	any creditor or other holder of any Lien on all or any part of the Assets of any Obligor other than the Bank, shall take any action or proceedings, or shall authorize or instruct any other person on its behalf to take any action or proceedings, to commence any enforcement or realisation under, or exercise or pursue any rights, recourses or remedies under, any agreement or other instrument creating a Lien on any of the Assets of any Obligor, unless in each case such action, proceedings, enforcement or exercise of rights, recourses and remedies is dismissed or withdrawn within thirty (30) days of its commencement or unless the validity thereof is being contested diligently and in good faith by or on behalf of such Obligor, the case may be, by proper legal proceedings, and provided any action has not proceeded to final non-appealable judgment and any other enforcement or exercise of rights or remedies has not proceeded to a stage where the Assets of such Obligor, may be sold or the rights of the Bank in such Assets impaired or reduced in value; or

1.10	the occurrence of any fact, event or circumstance, which, in the good faith determination of the Bank, would have a Material Adverse Effect on the Obligors; or

1.11	if any obligation or other provision in any Loan Document terminates or ceases to be a legally valid, binding and enforceable obligation of the Borrowers or if any Borrower (or any person on behalf of such Borrower) contests in any manner, the legality, validity, binding nature or enforceability of any of the Loan Documents; or

1.12	if there is any change in the Control of any Obligor; or

1.13	if there is a default under the US Credit Facilities as amended, replaced, restated, supplemented or otherwise modified from time to time.

2.	Effect of a Default

Upon the occurrence and during the continuation of any Event of Default, the Bank may by notice to the Borrowers (i) declare the obligation of the Bank to make advances or provide further credit to the Borrowers hereunder to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Facilities and all other indebtedness and obligations of the Borrowers to the Bank, all interest accrued and unpaid thereon and all other amounts payable under or pursuant to this Letter Loan Agreement and the Loan Documents to be forthwith due and payable, whereupon the Facilities, such other indebtedness, all such accrued interest and all such other amounts shall become and be forthwith due and payable.

For greater certainty, the Borrowers will be considered to be in default of its obligations hereunder by the mere lapse of time provided herein for performing such obligations, without any requirement of further notice or other act of the Bank unless a notice is specifically required hereunder.

3.	Remedies Cumulative; No Waiver

For greater certainty, it is expressly understood and agreed that the rights and remedies of the Bank under this Letter Loan Agreement and the Loan Documents are cumulative and are in addition to, and not in substitution for, any rights or remedies provided by law; no failure on the part of the Bank to exercise, and no delay in exercising, any right or remedy hereunder or thereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained prejudice or preclude any other or further exercise thereof or the exercise of any other right or remedy for the same or any other default or breach and shall not waive, alter, affect or prejudice any other right or remedy.

4.	Set-Off

In addition to, and not in limitation of, any rights now or hereafter granted under applicable law, the Bank is hereby expressly authorized (but not obliged), at any time or from time to time upon the occurrence and during the continuation of an Event of Default, to set off or compensate and to appropriate and to apply any and all deposits, general or special, matured or unmatured, and any other indebtedness at any time held by or owing by the Bank to, or for the credit of, or the account of, the Borrowers against and on account of the obligations and liabilities of the Borrowers due and payable to the Bank under this Letter Loan Agreement or the Loan Documents including, without limitation, all claims of any nature or description arising out of, or connected with, this Letter Loan Agreement and the Loan Documents irrespective of whether or not any demand therefor has been made and although such obligations and liabilities of, or claims against, the Borrowers, are contingent or unmatured. The Bank shall after any such set-off, compensation or appropriation give notice to the Borrowers.

SCHEDULE VIII

CORPORATE STRUCTURE

See Attached

Corporate Legal Organization Chart	June 2013

- 43 -